Exhibit 99.1

CONTACTS:	Investors	Media
	John Milligan	Amy Flood
	(650) 522-5756	(650) 522-5643

	Susan Hubbard	Erin Rau
	(650) 522-5715	(650) 522-5635

For Immediate Release

GILEAD SCIENCES ANNOUNCES FOURTH QUARTER

AND FULL YEAR 2007 FINANCIAL RESULTS

- Record Full Year Total Revenues of $4.2 Billion, Up 40 Percent over 2006 -

- Record Full Year Product Sales of $3.7 Billion, Up 44 Percent over 2006 -

- Fourth Quarter EPS of $0.41 per Share; Fourth Quarter Non-GAAP EPS of $0.44 per Share,

Excluding Stock-based Compensation Expense -

Foster City, CA, January 23, 2008 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the fourth quarter and full year of 2007. Total revenues for the fourth quarter of 2007 were $1.09 billion, up 22 percent compared to total revenues of $899.2 million for the fourth quarter of 2006. Full year 2007 total revenues were $4.23 billion, up 40 percent compared to full year total revenues of $3.03 billion for 2006. Net income for the fourth quarter of 2007 was $401.6 million, or $0.41 per diluted share, including after-tax stock-based compensation expense of $25.1 million. Excluding after-tax stock-based compensation expense, non-GAAP net income for the fourth quarter of 2007 was $426.8 million, or $0.44 per diluted share, compared to non-GAAP net income of $397.7 million, or $0.41 per diluted share, for the fourth quarter of 2006, which excluded purchased in-process research and development (IPR&D) expenses of $2.04 billion and after-tax stock-based compensation expense of $24.9 million.

Product Sales

Product sales were a record $1.03 billion for the fourth quarter of 2007, compared to $768.1 million in the fourth quarter of 2006, a 34 percent increase. For 2007, product sales were $3.73 billion compared to $2.59 billion, a 44 percent increase. This growth was driven primarily by Gilead’s HIV product franchise, including the continued strong uptake of Atripla® (efavirenz 600 mg/ emtricitabine 200 mg/ tenofovir disoproxil fumarate 300 mg) in the United States as well as the strong growth of Truvada® (emtricitabine and tenofovir disoproxil fumarate) across most major international regions.

HIV Franchise

HIV product sales were $864.2 million in the fourth quarter of 2007, a 35 percent increase from $642.4 million for the same period in 2006. For 2007, HIV product sales were $3.14 billion, an increase of 48 percent when compared to 2006. The increases were driven primarily by the sales volume growth in Truvada and Atripla.

•	Truvada

Truvada sales were $448.8 million for the fourth quarter of 2007, an increase of 33 percent from $337.1 million in the fourth quarter of 2006. For 2007, Truvada sales were $1.59 billion, an increase of 33 percent from $1.19 billion in 2006. The increase in Truvada sales in the fourth quarter and full year of 2007 compared to the same periods of 2006 was driven primarily by strong volume growth in Europe.

•	Atripla

Atripla sales were $259.7 million in the fourth quarter of 2007, an increase of 89 percent from $137.4 million in the fourth quarter of 2006. Sales of Atripla first commenced in the United States in the third quarter of 2006.

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•	Viread

Sales of Viread® (tenofovir disoproxil fumarate) were $148.5 million in the fourth quarter of 2007, a seven percent decrease from $159.5 million in the fourth quarter of 2006. For 2007, Viread sales were $613.2 million, a decrease of 11 percent from $689.4 million in 2006. The decrease in Viread sales in the fourth quarter and full year of 2007 compared to the same periods of 2006 was primarily driven by lower sales volume especially in the United States, partially offset by a favorable foreign currency exchange environment.

•	Emtriva

Emtriva® (emtricitabine) sales were $7.1 million for the fourth quarter of 2007, a decrease of 16 percent from $8.5 million in the fourth quarter of 2006. For 2007, Emtriva sales were $31.5 million, a decrease of 13 percent from $36.4 million in 2006.

Hepsera for Chronic Hepatitis B

Hepsera® (adefovir dipivoxil) sales were $76.9 million for the fourth quarter of 2007, a 17 percent increase from $65.9 million in the fourth quarter of 2006. For 2007, Hepsera sales were $302.7 million, a 31 percent increase from $230.5 million in 2006. The increase in Hepsera sales in the fourth quarter and full year of 2007 compared to the same periods of 2006 was driven primarily by sales volume growth across most major international regions and a favorable foreign currency exchange environment.

AmBisome for Severe Fungal Infections

Sales of AmBisome® (amphotericin B) liposome for injection for the fourth quarter of 2007 were $67.8 million, an increase of 16 percent from $58.3 million for the fourth quarter of 2006. For 2007, AmBisome sales were $262.6 million, an 18 percent increase from $223.0 million in 2006. The increase in sales of AmBisome in the fourth quarter and full year of 2007 compared to the same periods of 2006 was primarily driven by sales volume growth in Europe and a favorable foreign currency exchange environment.

Royalty, Contract and Other Revenues

For the fourth quarter of 2007, royalty, contract and other revenues resulting primarily from collaborations with corporate partners were $68.8 million, a decrease of 48 percent from $131.1 million in the fourth quarter of 2006. The decrease in royalty, contract and other revenues during the fourth quarter of 2007 compared to the same period of 2006 was driven primarily by Tamiflu® (oseltamivir phosphate) royalties from F. Hoffmann-La Roche Ltd (Roche) of $46.1 million, compared to Tamiflu royalties of $113.2 million in the fourth quarter of 2006, due to the lower Tamiflu sales recorded by Roche during the third quarter of 2007 compared to the same period in 2006. For 2007, royalty, contract and other revenues were $496.9 million, an increase of 13 percent from $437.9 million in 2006. The increase in revenues during 2007 compared to 2006 was driven primarily by Tamiflu royalties from Roche of $414.5 million, compared to Tamiflu royalties of $364.6 million in 2006, due to the higher Tamiflu sales recorded by Roche during the fourth quarter of 2005 and first three quarters of 2006, including sales related to worldwide pandemic planning initiatives.

Research and Development

Research and development (R&D) expenses in the fourth quarter of 2007 were $184.6 million compared to $111.6 million for the same quarter in 2006. Non-GAAP R&D expenses, which exclude stock-based compensation expense, for the fourth quarter of 2007 were $168.7 million, compared to $97.6 million for the same quarter in 2006. For 2007, R&D expenses were $591.0 million compared to $383.9 million for 2006. Non-GAAP R&D expenses, which exclude stock-based compensation expense, for 2007 were $518.9 million, compared to $331.7 million for 2006. Non-GAAP R&D expenses for the fourth quarter and full year of 2007 were higher primarily as a result of increased licence payments made to Gilead’s corporate partners related to its collaborations, increased clinical study expenses as well as higher headcount, related to Gilead’s growth in its business.

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Selling, General and Administrative

Selling, general and administrative (SG&A) expenses in the fourth quarter of 2007 were $180.0 million compared to $147.1 million for the same quarter in 2006. Non-GAAP SG&A expenses, which exclude stock-based compensation expense, for the fourth quarter of 2007 were $165.4 million, compared to $128.1 million for the same quarter in 2006. For 2007, SG&A expenses were $705.7 million compared to $573.7 million for 2006. Non-GAAP SG&A expenses, which exclude stock-based compensation expense, for 2007 were $604.4 million, compared to $502.9 million for 2006. Non-GAAP SG&A expenses for the fourth quarter and full year of 2007 were higher primarily as a result of increased marketing, promotional and other expenses as well as higher headcount related to Gilead’s growth in its business.

Net Foreign Currency Exchange Impact on Pre-Tax Earnings

The net foreign currency exchange impact on fourth quarter and full year 2007 pre-tax earnings, including revenues and expenses generated from outside the United States and the impact of Gilead’s hedging activities, were a favorable $26.5 million and $71.2 million, respectively, compared to the same periods in 2006, due primarily to the favorable foreign currency exchange environment in 2007.

Cash, Cash Equivalents and Marketable Securities

As of December 31, 2007, Gilead had cash, cash equivalents and marketable securities of $2.72 billion compared to $1.39 billion as of December 31, 2006. For the year, Gilead generated $1.77 billion of operating cash flows, which was partially offset by Gilead’s repurchases of $487.5 million of its common stock during the second and fourth quarters of 2007 under its stock repurchase programs.

Corporate Highlights

In October 2007, Gilead announced that its Board of Directors had authorized the repurchase of up to $3.0 billion of the company’s common stock through December 2010. As of December 31, 2007, Gilead had approximately $2.97 billion of authorized stock repurchases remaining under this program.

Product and Pipeline Highlights

Antiviral Franchise

In October 2007, Gilead announced that it submitted a supplemental New Drug Application to the U.S. Food and Drug Administration (FDA) and a Type II variation to the European Medicines Agency for marketing approval of Viread for the treatment of chronic hepatitis B in adults.

Also in October 2007, Bristol-Myers Squibb Company and Gilead announced that Health Canada approved Atripla for the treatment of HIV-1 infection in adults.

In November 2007, Gilead announced the presentation of detailed 48-week data from two pivotal Phase III clinical trials, Studies 102 and 103, evaluating the safety and efficacy of once-daily Viread among adult patients with chronic hepatitis B. These data were presented at the annual meeting of the American Association for the Study of Liver Diseases in Boston, Massachusetts. At the conference, Gilead also presented preliminary clinical data from an ongoing Phase I study of GS 9190, an investigational compound for the potential treatment of patients infected with chronic hepatitis C.

Also in November 2007, Gilead and LG Life Sciences, Ltd. (LGLS) announced that the companies had entered into an exclusive license agreement focused on the development of caspase inhibitors for the treatment of fibrotic diseases. The agreement granted Gilead commercialization rights to LGLS’s caspase inhibitors, including LB84451 (now called GS 9450), LGLS’s lead compound. GS 9450 is an investigational caspase inhibitor currently being evaluated in a Phase IIa clinical trial in patients with chronic hepatitis C.

In December 2007, Bristol-Myers Squibb Company and Gilead signed an agreement to commercialize Atripla in Europe. Under this agreement, Bristol-Myers Squibb Company and Gilead share responsibility for commercializing Atripla throughout the European Union and certain other European countries.

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Also in December 2007, the European Commission granted marketing authorization for Atripla for the treatment of virologically suppressed adults with HIV-1 infection in the 27 countries of the European Union, as well as in Norway and Iceland.

Cardiovascular Franchise

In October 2007, Gilead presented new data from the Phase III ARIES studies evaluating LetairisTM (ambrisentan) in patients with pulmonary arterial hypertension at CHEST 2007, the annual meeting of the American College of Chest Physicians, which took place in Chicago, Illinois.

Respiratory Franchise

In October 2007, Gilead announced detailed results of its Phase III AIR-CF1 study of aztreonam lysine for inhalation, an investigational therapy in development for the treatment of pulmonary Pseudomonas aeruginosa (P. aeruginosa) infection in people with cystic fibrosis (CF) at the 21st Annual North American Cystic Fibrosis Conference, which took place in Anaheim, California.

In November 2007, Gilead announced the submission of a New Drug Application to the FDA for marketing approval of aztreonam lysine for inhalation (75 mg three times daily) for the treatment of pulmonary P. aeruginosa infection in people with CF.

Conference Call

At 4:30 p.m. Eastern Time today, Gilead will host a conference call with a simultaneous webcast to discuss the results of its fourth quarter and full year of 2007. During this call/webcast, Gilead’s management will discuss the company’s fourth quarter and full year of 2007 results and provide a general business update. The webcast will be available live via the internet by accessing Gilead’s website at www.gilead.com. To access the webcast, please connect to the company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast. Alternatively, please call 1-866-713-8567 (U.S.) or 1-617-597-5326 (international) and dial the participant passcode 70709078 to access the call.

A replay of the webcast will be archived on the company’s website for one year, and a phone replay will be available approximately two hours following the call through January 26, 2008. To access the phone replay, please call 1-888-286-8010 (U.S.) or 1-617-801-6888 (international) and dial the participant passcode 21873491.

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Non-GAAP Financial Information

Non-GAAP net income, net income per diluted share, R&D expenses and SG&A expenses for the 2007 periods are presented excluding the impact of stock-based compensation expense and the related methodology for deriving dilutive securities. Non-GAAP net income, net income per diluted share, R&D expenses and SG&A expenses for the 2006 periods are presented excluding the impact of the IPR&D expenses incurred in connection with the acquisitions of Corus Pharma, Inc. and Myogen, Inc. as well as the impact of stock-based compensation expense and the related methodology for deriving dilutive securities. Management believes this non-GAAP information is useful for investors, taken in conjunction with Gilead’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the company’s operating results as reported under United States generally accepted accounting principles.

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Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: Gilead’s ability to sustain growth in revenues for its HIV franchise, Hepsera and AmBisome; unpredictable variability of Tamiflu royalties and the strong relationship between this royalty revenue and global pandemic planning and supply; Gilead’s ability to receive regulatory approvals in a timely manner or at all, for new and current products; Gilead’s ability to successfully develop its respiratory and cardiovascular franchises; initiating and completing clinical trials may take longer or cost more than expected; and other risks identified from time to time in Gilead’s reports filed with the U.S. Securities and Exchange Commission. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking.

Gilead directs readers to its Annual Report on Form 10-K for the year ended December 31, 2006, its Quarterly Reports on Form 10-Q for the first, second and third quarters of 2007 and its subsequent current reports on Form 8-K. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

# # #

Truvada, Viread, Emtriva, AmBisome and Hepsera are registered trademarks and Letairis is a trademark of Gilead Sciences, Inc.

Atripla is a registered trademark of Bristol-Myers Squibb & Gilead Sciences, LLC.

Tamiflu is a registered trademark of F. Hoffmann-La Roche Ltd.

For more information on Gilead Sciences, Inc., please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenues:
Product sales	$1,025,895	$768,093	$3,733,109	$2,588,197
Royalty, contract and other revenues	68,828	131,133	496,936	437,942

Total revenues	1,094,723	899,226	4,230,045	3,026,139

Costs and expenses:
Cost of goods sold (1)	215,542	155,289	768,771	433,320
Research and development (1)	184,648	111,620	591,026	383,861
Selling, general and administrative (1)	180,048	147,093	705,741	573,660
Purchased in-process research and development (2)	—	2,038,483	—	2,394,051

Total costs and expenses	580,238	2,452,485	2,065,538	3,784,892

Income (loss) from operations	514,485	(1,553,259)	2,164,507	(758,753)
Interest and other income, net	29,528	32,560	109,823	134,642
Interest expense	(2,857)	(5,350)	(13,100)	(20,362)
Minority interest in joint venture	2,076	2,388	9,108	6,266

Income (loss) before provision for income taxes	543,232	(1,523,661)	2,270,338	(638,207)
Provision for income taxes (1)	141,590	141,986	655,040	551,750

Net income (loss)	$401,642	$(1,665,647)	$1,615,298	$(1,189,957)

Net income (loss) per share - basic	$0.43	$(1.81)	$1.74	$(1.30)

Net income (loss) per share - diluted	$0.41	$(1.81)	$1.68	$(1.30)

Shares used in per share calculation - basic	930,981	920,198	929,133	918,212

Shares used in per share calculation - diluted	969,274	920,198	964,356	918,212

Notes:

(1)	The following is the stock-based compensation expense included in the respective captions of the condensed consolidated statements of operations above:

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Stock-based compensation expense:
Cost of goods sold	$2,874	$2,634	$11,224	$10,870
Research and development	15,953	14,055	72,082	52,163
Selling, general and administrative	14,616	18,993	101,299	70,793
Income tax effect	(8,322)	(10,778)	(53,261)	(32,118)

Total stock-based compensation expense, net of tax	$25,121	$24,904	$131,344	$101,708

(2)	For the quarter and year ended December 31, 2006, Gilead incurred $2.04 billion and $2.39 billion, respectively, of purchased in-process research and development expenses as a result of the acquisitions of Corus in August 2006 and Myogen in November 2006.

GILEAD SCIENCES, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(unaudited)

(in thousands, except per share amounts)

Below is a reconciliation of Gilead’s GAAP operating results and diluted per share amounts as reported in the attached press release. Non-GAAP net income and net income per diluted share for the 2007 periods are presented excluding the impact of after-tax stock-based compensation expense and the related methodology for deriving dilutive securities. Non-GAAP net income and net income per diluted share for the 2006 periods are presented excluding the impact of the purchased in-process research and development expenses incurred in connection with the acquisitions of Corus Pharma, Inc. and Myogen, Inc. as well as the impact of the after-tax stock-based compensation expense and the related methodology for deriving dilutive securities. Management believes this non-GAAP information is useful for investors, taken in conjunction with Gilead’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the company’s operating results as reported under GAAP.

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net income (loss) (GAAP)	$401,642	$(1,665,647)	$1,615,298	$(1,189,957)
Purchased in-process research and development expenses	—	2,038,483	—	2,394,051
Stock-based compensation expense, net of tax	25,121	24,904	131,344	101,708

Net income (Non-GAAP)	$426,763	$397,740	$1,746,642	$1,305,802

Shares used in per share calculation - diluted (GAAP)	969,274	920,198	964,356	918,212
Dilutive securities	2,227	39,073	2,123	39,792

Shares used in per share calculation - diluted (Non-GAAP)	971,501	959,271	966,479	958,004

Net income (loss) per share - diluted (GAAP)	$0.41	$(1.81)	$1.68	$(1.30)

Net income per share - diluted (Non-GAAP)	$0.44	$0.41	$1.81	$1.36

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2007	December 31, 2006
	(unaudited)	(Note 1)
Cash, cash equivalents and marketable securities	$2,722,422	$1,389,566
Other current assets	1,856,314	1,492,355
Property, plant and equipment, net	447,696	361,299
Other noncurrent assets	808,284	842,761

Total assets	$5,834,716	$4,085,981

Current liabilities	$736,275	$764,276
Long-term liabilities and minority interest	1,638,451	1,505,987
Stockholders’ equity	3,459,990	1,815,718

Total liabilities and stockholders’ equity	$5,834,716	$4,085,981

Note:

(1)	Derived from audited consolidated financial statements at that date.

GILEAD SCIENCES, INC.

PRODUCT SALES SUMMARY

(unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
HIV products:
Truvada – U.S.	$209,984	$196,291	$789,709	$785,301
Truvada – Europe	211,755	127,066	713,909	380,699
Truvada – Other International	27,108	13,700	85,611	28,292

	448,847	337,057	1,589,229	1,194,292

Atripla – U.S.	258,303	137,192	900,009	205,565
Atripla – Europe	276	—	276	—
Atripla – Other International	1,134	164	3,096	164

	259,713	137,356	903,381	205,729

Viread – U.S.	62,757	71,863	257,598	294,302
Viread – Europe	60,109	64,710	260,001	304,961
Viread – Other International	25,620	22,942	95,570	90,093

	148,486	159,515	613,169	689,356

Emtriva – U.S.	3,230	3,694	13,443	17,078
Emtriva – Europe	2,261	3,240	11,275	15,841
Emtriva – Other International	1,614	1,560	6,775	3,474

	7,105	8,494	31,493	36,393

Total HIV products – U.S.	534,274	409,040	1,960,759	1,302,246
Total HIV products – Europe	274,401	195,016	985,461	701,501
Total HIV products – Other International	55,476	38,366	191,052	122,023

	864,151	642,422	3,137,272	2,125,770

Hepsera – U.S.	28,832	27,710	123,479	97,325
Hepsera – Europe	35,754	29,824	138,758	107,066
Hepsera – Other International	12,346	8,385	40,485	26,140

	76,932	65,919	302,722	230,531

AmBisome	67,807	58,291	262,571	223,031
Other Products	17,005	1,461	30,544	8,865

	84,812	59,752	293,115	231,896

Total product sales	$1,025,895	$768,093	$3,733,109	$2,588,197